Exhibit (a)(50)

Genco Shipping & Trading Limited Announces Leading Proxy Advisor ISS Joins Glass Lewis and Egan Jones in Recommending Shareholders Vote “FOR” ALL of Genco’s Director Nominees

Board Urges Shareholders to Vote FOR ALL of Genco’s Highly Qualified and Experienced Directors on the WHITE Proxy Card TODAY — and WITHHOLD on Diana’s Nominees in Line with All Three Independent Proxy Advisors’ Recommendations

Additional Information Available at www.GencoDrivesSuperiorReturns.com

NEW YORK, June 8, 2026 -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that Genco shareholders vote on the WHITE proxy card “FOR” ALL of Genco’s director nominees.

ISS also recommended that Genco shareholders vote “WITHHOLD” on Diana Shipping Inc.’s (“Diana”) nominees and “AGAINST” Diana’s shareholder proposals.

Genco issued the following statement in response:

We are pleased that all three independent proxy advisory firms recommend that shareholders support all of Genco’s director nominees. ISS, Glass Lewis, and Egan‑Jones recognize that Genco is on the right path in executing its Comprehensive Value Strategy, which is delivering superior shareholder returns and positioning the Company for continued value creation. ISS also highlighted the Board’s appropriate engagement with Diana and the inadequacy of Diana’s proposal, particularly in light of a strengthening drybulk market.

We encourage all Genco shareholders to follow the recommendations of all three leading independent proxy advisory firms, ISS, Glass Lewis, and Egan-Jones, and vote “FOR” the election of each of Genco’s six director nominees, “WITHHOLD” on Diana’s handpicked nominees and “AGAINST” their shareholder proposals.

ISS stated in its report sent to clients on June 5, 2026:1

•
“It appears that the board is responding appropriately. Most importantly, the board has established a clear path forward, in that it has outlined objective criteria necessary for an engagement, and the requirements do not appear unreasonable given the current market environment.”

•	“On balance, the dissident's most recent offer does not appear to be a reasonable starting point for engagement.”

1 Permission to use quotes neither sought nor obtained.

•	“…the dissident's revised offers have been less compelling, as they have been designed to match rather than beat the market.”

•	“…although the company [Genco] has fared better than peers, performance has likely been shaped by industry dynamics and execution more than it has been shaped by the dissident's offers.”

•	“…the dissident has not presented a compelling case for change”

•	“Ultimately, it is difficult to understand the basis for Diana's assertions that GNK shares would drop 20-30 percent without its offer. These repeated statements have only undermined its credibility.”

•
“…the fact pattern is peculiar, and if nothing else it is difficult to understand why a hostile bidder would decrease its position in the midst of a takeover attempt, citing overvaluation of the target's stock, only to return less than two weeks later with an offer at a higher price point.”

Every vote is important. The Board encourages shareholders to vote the WHITE proxy card “FOR” the reelection of Genco’s six highly qualified directors and according to the Board’s other recommendations, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals. The Board recommends that Genco shareholders reject Diana’s inadequate $24.80 tender offer by not tendering their shares.

For additional information on how shareholders can protect their investment, visit www.GencoDrivesSuperiorReturns.com.

If you have any questions or require any assistance with voting your shares, please call or email Genco’s proxy solicitor:

MacKenzie Partners, Inc.
Toll Free: 800-322-2885
Email: proxy@mackenziepartners.com

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com